February 23, 2012

Bradley M. Colby
President and Chief Executive Officer
American Eagle Energy Corporation
2549 West Main Street, Suite 202
Littleton, Colorado 80120

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to American Eagle Energy Corporation, a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about February __, 2012, with respect to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 6,840,000 shares of the Company’s common stock, par value $0.001 per-share (the “Shares”), issuable under the 2012 Equity Incentive Plan (the “Plan”) and certain non-qualified stock option agreements (collectively, the “Agreements”).

We have examined copies of the Company’s Articles of Incorporation, the Company’s Amended Bylaws, the Plan, the Agreements, the Registration Statement and the exhibits thereto, all relevant resolutions adopted by the Company’s Board of Directors, and such other records and documents that we have considered necessary for the purpose of this opinion. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures on all documents examined by us, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as copies, and the authenticity of all such documents.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when duly issued, sold and delivered against payment in accordance with the Plan or the Agreements, as appropriate, will be validly issued, fully paid and non-assessable.

This opinion is limited to the law of the State of Nevada. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Bradley M. Colby

February 23, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result.

 Very truly yours,

Baker & Hostetler LLP